Call Compliance, Inc.
18% Demand Promissory Note

Dated: March 3, 2009	Principal Amount: $50,000
Huntington, New York

For Value Received, the undersigned, Call Compliance, Inc. (together with its successors and assigns, the “Maker”), a New York corporation, hereby promises to pay to the order of Barry Brookstein (the “Lender”) or registered assignees (Lender or such assignees shall be referred to herein collectively as the “Holder”), the principal sum of $50,000, together with interest as set forth below.  The Maker agrees to pay the principal amount evidenced by this Note plus all unpaid interest due hereunder not later than seven (7) days after written DEMAND is received by the Maker, at its address set forth herein, from the Holder.  Repayment of any amounts that would become due under this Note are guaranteed by Compliance Systems Corporation, a Nevada corporation, (the “Guarantor”) pursuant to that certain Corporate Guaranty, dated March 3, 2009 (the “Guaranty”) executed by the Guarantor for the benefit of the Holder.

THIS NOTE IS AND SHALL BE CONSTRUED AS A "DEMAND INSTRUMENT" UNDER THE NEW YORK UNIFORM COMMERCIAL CODE.  HOLDER MAY DEMAND PAYMENT OF THE INDEBTEDNESS OUTSTANDING UNDER THIS NOTE OR ANY PORTION THEREOF AT ANY TIME.

1.           Interest Rate.  The principal amount evidenced by this Note shall bear interest at the rate of 18% per annum, computed on the basis of a 360-day year for the actual number of days elapsed (the “Applicable Interest Rate”) with the accrual of such interest commencing as of the date hereof.  Interest on the unpaid principal evidenced by this Note shall accrue and be payable monthly in arrears on the 1st Business Day (as defined below) of each month, commencing on April 1, 2009 (or the first Business Day thereafter).  If any payment of either interest or principal on this Note becomes due and payable on any day other than a Business Day, then the maturity thereof shall be extended to the next succeeding Business Day.  “Business Day” shall mean any day on which banks are open for business and are neither required nor authorized to close in the State of New York.

2.           Payment Method.  Payment of the principal evidenced by this Note (and any accrued but unpaid interest thereon) shall be made by check, subject to collection, tendered to Holder, via postage-paid, first class mail, at the Holder’s address for the giving of notices as set forth in Section 8 of this Note.  Upon payment in full of the principal evidenced by this Note (and any accrued but unpaid interest thereon), Holder, by Holder’s acceptance of this Note, agrees to mark this Note “CANCELLED” and return this Note as so marked to the Maker within five Business Days after such payment in full is collected by the Holder.  This Note may be prepaid by the Maker, at the Maker’s sole discretion, without penalty, in whole or in part and at any time upon ten days’ prior written notice delivered to Holder, provided that such prepayment includes any accrued but unpaid interest thereon through the date of prepayment.

3.           Default; Acceleration.

(a)           Any of the following shall constitute an “Event of Default” under this Note:

(i)           the failure by the Maker to pay any amounts required to be paid under this Note on or before the date on which such payment was due;
(ii)          the breach or noncompliance by the Maker or Guarantor of any terms contained herein;
(iii)         the Maker or Guarantor shall
(A)           apply for or consent to the appointment of a receiver or trustee of the Maker’s or Guarantor’s assets,
(B)           make a general assignment for the benefit of creditors,
(C)           file a petition or other request no matter how denominated (“Petition”) seeking relief under Title 11 of the United States Code or under any other federal or state bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute (“Bankruptcy Statute”), or
(D)           file an answer admitting the material allegations of a Petition filed against it in any proceeding under any Bankruptcy Statute;
(iv)          there shall have entered against the Maker or Guarantor an order for relief under any Bankruptcy Statute; or
(v)           a Petition seeking an order for relief under any Bankruptcy Statute is filed by any one other than the Maker or Guarantor and without the Maker’s or Guarantor’s consent or agreement which is not dismissed or stayed within 60 days after the date of such filing, or such Petition is not dismissed upon the expiration of any stay thereof.

(b)           Upon the occurrence of an Event of Default hereunder, Holder shall have the right and option (but not the obligation) (i) to declare the full amount of the balance due under the Note due and payable forthwith and to demand and receive the same from Maker; (ii) to declare interest applicable to all outstanding amounts due hereunder to be twenty-four (24%) percent; and (iii) to exercise any and all rights and remedies available under this Note or applicable law, all of which rights and remedies shall be cumulative.

(c)           The Maker further agrees that it shall pay, upon written demand received from the Holder, all expenses of the Holder, including reasonable attorney fees, incurred in the collection or enforcement of its rights under this Note.  To the fullest extent permissible, the Maker waives presentment, demand for payment, protest and notice of nonpayment, and all other demands or notices otherwise required by law in connection with the delivery, acceptance, performance, default or enforcement of this Note.  The Maker consents to any extension or postponement of the time of payment or any other indulgence, any amendment or modification of any agreement, any substitution, exchange or release of collateral or to the additional release of any other party or person primarily or secondarily liable hereunder.  No consent or waiver by the Holder with respect to any actions or failure to act which, without consent, would constitute a breach of any provision of this Note, shall be valid and binding unless in writing and signed by the Holder; and no delay or omission of the Holder in exercising any right or remedy hereunder shall constitute a waiver of any such right or remedy.

4.           Assignment.  This Note is not assignable by the Maker, and any purported assignment of this Note shall be null and void and of no effect.  This Note is not assignable by the Holder except in compliance with applicable federal and state securities laws.

5.           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Maker and the Holder.

6.           Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or retention of money exceed that permissible under applicable law.  If at any time the performance of any provision of this Note or of any other agreement or instrument entered into in connection with this Note involves a payment exceeding the limit of the interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Maker and the Holder that all payments under this Note are to be credited first to interest as permitted by law, but not in excess of (a) the agreed rate of interest set forth herein or therein or (b) that permitted by law, whichever is the lesser, and the balance toward the reduction of principal.  The provisions of this Section 8 shall never be superseded or waived and shall control every other provision of this Note and all other agreements and instruments between the Maker and the Holder entered into in connection with this Note.

7.           Governing Law.  This Note and all rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and be performed wholly within such State, without regard to such State’s conflicts of laws principles.

8.           Notices.  All requests, demands, notices and other communications required or otherwise given under this Note shall be sufficiently given if (a) delivered by hand, against written receipt therefor, (b) forwarded by overnight courier requiring acknowledgment of receipt or (c) mailed by postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

If to the Maker, to:	Call Compliance, Inc.
90 Pratt Oval
Glen Cove, New York 11542
Attn: Dean Garfinkel, President

with a copy to:	Moritt Hock Hamroff & Horowitz LLP
400 Garden City Plaza, Suite 202
Garden City, New York 11530
Attn: Dennis C. O’Rourke, Esq.

If to Holder, to:	Barry Brookstein
780 New York Avenue
Huntington, New York 11743

or, in the case of any of the parties hereto, at such other address as such party shall have furnished in writing, in accordance with this Section 8, to the other parties hereto.  Each such request, demand, notice or other communication shall be deemed given (a) on the date of delivery by hand, (b) on the first business day following the date of delivery to an overnight courier or (c) three business days following mailing by registered or certified mail.

IN WITNESS WHEREOF, this Note has been duly executed and delivered as of the date first above written.

Call Compliance, Inc.

By:	/s/ Dean Garfinkel
Name:	Dean Garfinkel
Title:	President